Exhibit 99.1

Och-Ziff Announces Chief Financial Officer and Chief Legal Officer Transitions

Alesia J. Haas Named Chief Financial Officer and David Levine Named Chief Legal Officer

Joel Frank and David Becker to Retire

NEW YORK, December 13, 2016 - Och-Ziff Capital Management Group LLC (NYSE: OZM) announced today that Alesia J. Haas has been named Chief Financial Officer (CFO) and David Levine has been named Chief Legal Officer (CLO). Och-Ziff also announced that current CFO, Joel Frank, and CLO, David Becker, have each decided to retire.
“We are very pleased to welcome two exceptional executives to our management team, each with a long track record of accomplishments,” said Daniel Och, Chairman and Chief Executive Officer of Och-Ziff. “Alesia is a talented, seasoned financial services executive who has been highly successful helping to manage and grow companies in complex and dynamic markets.” He added, “David Levine’s deep knowledge and understanding of the global legal landscape as well as his experience in leadership roles at one of the world’s largest financial institutions and in the public sector make him an ideal person for the Chief Legal Officer role.”
Mr. Frank will stay with the Firm as a Senior Advisor to ensure a seamless transition and will retire at the end of June 2017. Ms. Haas will assume the CFO role effective immediately.
Ms. Haas previously served as CFO and Head of Strategy for OneWest Bank, N.A. Her prior experience includes senior finance, investment and strategy roles with Merrill Lynch and General Electric.
“Joel has been a close friend and colleague since the Firm was founded more than 22 years ago. We are deeply grateful for his tireless commitment and leadership as we grew from a small operation serving a handful of investors to becoming the global, diversified asset manager we are today,” said Mr. Och.
Mr. Levine will assume the role of CLO on January 23, 2017. Mr. Becker will retire at that time.
Mr. Levine has been a senior member of Deutsche Bank’s legal team for the past 15 years, most recently serving as the Global Head of Litigation and Regulatory Enforcement. Prior to joining Deutsche Bank, he spent eight years at the U.S. Securities and Exchange Commission in Washington, DC, and New York, including serving as the Chief of Staff.
Mr. Och added, “David Becker joined our Firm and helped us overcome a challenging period in our history. He is truly a world-class attorney, and we were fortunate to have his guidance and thoughtful counsel. We wish him the very best in his retirement.”
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Investor Relations Contact	Media Relations Contact
Tina Madon	Joe Snodgrass
+1-212-719-7381	+1-212-887-4821
tina.madon@ozcap.com	joseph.snodgrass@ozcap.com

About Och-Ziff
Och-Ziff is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Dubai, Shanghai and Houston. Och-Ziff provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Och-Ziff seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Och-Ziff’s funds invest across multiple strategies and geographies, consistent with the investment objectives of each fund. The global investment strategies Och-Ziff employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of December 1, 2016, Och-Ziff had approximately $37.1 billion in assets under management. For more information, please visit Och-Ziff’s website (www.ozcap.com).

Investor Relations Contact	Media Relations Contact
Tina Madon	Joe Snodgrass
+1-212-719-7381	+1-212-887-4821
tina.madon@ozcap.com	joseph.snodgrass@ozcap.com